Exhibit 99.1


Cascade Financial Corporation                   The Cereghino Group
Contacts: Carol K. Nelson, CEO                  Corporate Investor Relations
          Lars Johnson, CFO                     www.stockvalues.com
          425.339.5500                          206.762.0993
          www.cascadebank.com
                                                 NEWS RELEASE
===============================================================================
               CASCADE FINANCIAL'S NET INCOME UP 12% IN 2004;
       STRONG LOAN GROWTH CONTINUES, CREDIT QUALITY REMAINS OUTSTANDING

Everett, WA - January 25, 2005 - Cascade Financial Corporation (Nasdaq: CASB), parent company of Cascade Bank, today reported that profits grew 12.4% in 2004 and 12.9% in the fourth quarter. Loan and core deposit growth remained strong, through both internal generation and the acquisition of Issaquah Bancshares, Inc., the parent company of Issaquah Bank, in June. Net income was $10.8 million in 2004, with diluted earnings per share growing to $1.16, compared to $9.6 million and $1.13 the previous year. Excluding merger-related costs incurred in the second quarter of 2004, earnings per share were $1.20 in the year, compared to $1.13 in 2003. In the quarter ended December 31, 2004, net income increased 12.9% to $2.8 million, or $0.29 per diluted share, compared to $2.5 million, or $0.29 per share in the fourth quarter a year ago. Earnings per share are adjusted to reflect the issuance of 1.26 million shares of common stock as part of the consideration for acquiring Issaquah Bancshares.

2004 Highlights
---------------

*  Net income increased 12.4% over 2003.

*  Net interest income grew 17.3%.

*  Revenues increased 12.8% to $37 million.

*  Return on tangible equity improved to 16.2% and return on equity was 13.2%.

* Total loans grew 39.8% from a year ago, with a focus on higher-yielding commercial credits.

* Credit quality remained strong, with nonperforming loans improving to 0.07% of total loans at year-end.

*  The cost of funds decreased, with checking accounts showing strong growth.

* Checking service fees grew considerably, while gains on the sale of loans and securities dropped substantially.

"The past year was one of tremendous growth for Cascade, both through organic growth and our acquisition of Issaquah Bancshares," stated Carol K. Nelson, President and CEO. "We have focused on growing higher-yielding business and commercial real estate loans and funding them with lower-cost deposits, and we have maintained our excellent asset quality. As a result, Cascade is a stronger institution than it was a year ago, and we have the tools in place to continue our improvements in 2005."

Operating Results
-----------------

"Our efforts to reduce long-term interest rate risk, combined with additional Sarbanes-Oxley expenses, the suspension of the Federal Home Loan Bank of Seattle's fourth quarter dividend, and costs associated with our acquisition of Issaquah Bancshares made for a challenging 2004," Nelson said. "The interest rate swaps we entered into in the third quarter will likely continue to mute
earnings growth until interest rates move up from current levels.   Once rates
begin climbing, the strong fundamentals of our business, which include solid loan growth, excellent credit quality and a commitment to efficient operations, should allow us to achieve our long-term goal of 10-15% earnings per share growth in 2005."

Revenues grew 12.8% to $37.1 million in 2004, from $32.9 million the previous year. In the fourth quarter, revenues rose 20.2% to $9.9 million, compared to $8.2 million in the last quarter of 2003.

"The two components of revenue, net interest income and non-interest income, both showed considerable gains in the fourth quarter," stated Lars Johnson, EVP and CFO. "Net interest income was also up for the year, but non-interest income declined as our gains on sale of loans and securities were only $738,000 in 2004, compared to $2.6 million in the previous year. In addition, net interest income was hindered in both the three- and twelve-month periods by a couple of issues: our entry into interest rate swaps that limited our exposure to rate movements, and our hesitancy to grow the securities portfolio in anticipation of short-term rate hikes."


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

Cascade Financial - 2004 Profits
January 25, 2005
Page Two

Net interest income grew 17.3% in the year to $32.4 million, compared to $27.6 million in 2003, reflecting a higher asset base and a shift in the mix of both loans and deposits. Other income was $4.7 million in 2004, compared to $5.3 million in 2003, as a 46.3% increase in checking and service fees only partially offset the dramatic decline in gains on sales of loans and securities. Other expense grew 14.6% to $20.3 million in 2004, from $17.8 million last year, reflecting the merger expenses, internal growth, and increased costs associated with regulatory compliance.

In the quarter ended December 31, 2004, net interest income was up 18.8% to $8.7 million, from $7.3 million last year. Other income totaled $1.2 million in the fourth quarter of 2004, compared to $887,000 a year earlier, reflecting a 35.3% improvement in checking and service fees, offsetting the decline in gain on sale of loans and securities. Other expenses were up 25.8% to $5.5 million in the quarter, from $4.4 million in the fourth quarter of last year, due to costs associated with operating the two Issaquah Bank branches.

Balance Sheet Management
------------------------

"Business banking and commercial real estate lending remain a focal point, with strong production throughout 2004 and a solid pipeline as we enter 2005," Nelson said. "While the Issaquah acquisition brought us high-quality commercial loans and low-cost deposits, we continued to grow Cascade Bank's balance sheet organically in the same manner."

Total loans increased 39.8% to $807 million at year-end, compared to $577 million at the end of 2003. The majority of new loans were internally generated, although $101 million in loans were acquired with Issaquah Bancshares. Total assets increased 23.0% to $1.1 billion at December 31, 2004, compared to $885 million a year ago, again partially due to the additional assets from Issaquah Bank.

Commercial loans grew 64.7% to $578 million, compared to $351 million a year ago. The three components of the bank's commercial loan portfolio each increased sizably over the past year, with commercial real estate growing by 113.1%, real estate construction loans growing 71.2%, and business loans growing by 42.9%. At year-end, commercial loans represented 71.7% of total loans, up from 60.8% of the portfolio a year ago. Multifamily loans grew by 5.9%, but decreased to 11.5% of total loans, from 15.1% at the end of last year. Residential and other consumer loans declined slightly, dropping to 16.8% of total loans, from 24.0% a year ago.

Deposits have grown by 27.9% to $722 million, compared to $564 million at the end of last year. Checking balances have grown by 78.9% and savings and money market accounts have grown by 29.8%, reflecting a 45.5% increase in core deposits. Time deposits have grown in dollars, but now represent 60.5% of total deposits, down from 65.3% a year ago.

"Our focus on adding higher-yielding, commercial credits funded by low-cost deposits has helped us to lower interest rate risk and expand our net interest margin slightly," Johnson said. Securities available for sale have declined by 34.5% from a year ago to $124 million, and total securities have decreased by 22.0% to $216 million. Net interest margin improved to 3.44% in 2004, from 3.35% the previous year. In the fourth quarter, the net interest margin was 3.41%, compared to 3.45% in the final quarter of 2003.

Primarily due to the issuance of stock associated with the Issaquah Bank acquisition, stockholders' equity grew 50.5% to $96.3 million, from $64.0 million at the end of last year. Book value per share was $10.07 at year-end 2004, compared to $7.76 a year earlier. Due primarily to the creation of intangible assets in connection with the acquisition of Issaquah Bancshares, tangible book value was $7.44, compared to $7.78 at the end of 2003.

Credit Quality
--------------

"Credit quality remains exceptionally strong, with non-performing loans declining despite our larger loan portfolio, which contains more higher-yielding commercial credits than we had a year ago," Nelson said. "Net charge-offs were actually cut in half from 2003."

At year-end 2004, nonperforming loans (NPLs) were $532,000, down dramatically from $1.9 million a year ago. NPLs were 0.07% of total loans at December 31, 2004, compared to 0.33% of loans a year ago. Based on management's evaluation of credit quality, the annual provision for loan losses decreased to $675,000 in the year, including $150,000 in the fourth quarter, compared to $1.3 million and $300,000, respectively, in 2003. Cascade's allowance for loan losses was $9.6 million at quarter-end, or 1.19% of total loans and well in excess of nonperforming loans.

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Cascade Financial - 2004 Profits
January 25, 2005
Page Three

Performance Measures
--------------------

Cascade's return on tangible equity (ROTE) improved to 16.2% in the year, compared to 15.8% a year ago. ROTE grew to 16.4% for the fourth quarter of 2004, from 15.8% last year. Management uses ROTE, a non-GAAP performance measure, to eliminate the goodwill created by the merger, and believes that this provides a more consistent comparison with pre-merger performance. Return on GAAP equity (ROE) was 11.9% in the quarter and 13.2% in 2004, compared to 15.8% in both periods a year ago. Return on assets (ROA) was 1.09%, compared to 1.13% in 2003, and ROA was 1.04% in the fourth quarter, compared to 1.14% last year. The efficiency ratio was 54.7% in 2004, versus 53.9% a year ago, and 56.2% in the quarter ended December 31, 2004, compared to 53.7% in the fourth quarter of 2003.

Conference Call
---------------

Carol Nelson and Lars Johnson will host a conference call on Wednesday, January 26, at 10:00 am PST (1:00 pm EST). Interested investors may listen to the call live or via replay at www.cascadebank.com. Investment professionals are invited to dial (303) 262-2140 to participate in the live call. A telephone replay of the call will be available for three weeks at (303) 590-3000, using passcode 11018161#.

About Cascade Financial
-----------------------

Established in 1916, Cascade Bank, the only operating subsidiary of Cascade Financial Corporation, is a state chartered commercial bank headquartered in Snohomish County, Washington. Cascade Bank operates 16 full service offices, located in Everett, Lynnwood, Marysville, Mukilteo, Smokey Point, Issaquah, Clearview, Woodinville, Lake Stevens, Bellevue and Snohomish. Issaquah Bank, a division of Cascade Bank, operates offices in Issaquah and North Bend.

In July 2004, US Banker magazine ranked Cascade #39 out of the Top 200 Publicly Traded Community Banks with less than $1 billion in assets, based on three-year average return on equity. In October, the same publication named President and CEO Carol Nelson one of the 25 Most Powerful Women in Banking.



This press release contains supplemental financial information determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP"). These measures include return on tangible equity, tangible book value per share and tangible capital to asset ratio. Cascade's management uses these non-GAAP measures in its analysis of the company's performance. These measures exclude the average and ending balances of acquisition-related goodwill and intangibles in determining average tangible shareholders' equity. Banking and financial institution regulators also exclude goodwill and intangibles from shareholders' equity when assessing the capital adequacy of a financial institution. Management believes the presentation of the financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation, as they provide a method to assess management's success in utilizing the company's tangible capital. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.


Safe Harbor Statement
---------------------

This document contains forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to: continued strong demand for Cascade's products and services, particularly quality commercial loans, the continued successful integration of Issaquah Bank, loan delinquency rates, the ability to attract low-cost deposits, management's ability to minimize interest rate exposure and the impact of interest rate movements, the ability to attract and retain qualified people, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company's publicly available Securities and Exchange Commission filings, including its Annual Report on Form 10-K for the fiscal year ended December
31, 2003.


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Cascade Financial - 2004 Profits
January 25, 2005
Page Four


CONSOLIDATED FINANCIAL HIGHLIGHTS
---------------------------------
(Dollars in thousands except             Three Months Ended               Twelve Months Ended
 per share amounts)                          December 31,       Change         December 31,        Change
                                         2004          2003                2004          2003
INCOME STATEMENT                         ------------------               -------------------
----------------                             (Unaudited)                       (Unaudited)
Interest income                        $   15,093   $   12,577   20.0%    $   55,316   $   50,363    9.8%
Interest expense                            6,395        5,254 	  21.7%        22,919       22,753    0.7%
                                        ---------    ---------             ---------    ---------
Net interest income                         8,698        7,323   18.8%        32,397       27,610   17.3%
Provision for loan losses                     150          300  -50.0%           675        1,275  -47.1%
                                        ---------    ---------             ---------    ---------
Net interest income after provision         8,548        7,023 	  21.7%        31,722       26,335   20.5%

Other income
   Gain on sale of loans                       29          107  -72.9%           228          855  -73.3%
   Gain on sale of securities                   -           46    N/A            510        1,790  -71.5%
   Checking service fees                      555          439   26.4%         2,069        1,415   46.2%
   Other service fees                         197          117   68.4%           704          480   46.7%
   BOLI                                       165          149 	  10.7%           566          598   -5.4%
   Gain/(loss) on sale of real estate         (17)           -    N/A             82           48   70.8%
   Other non-interest income                  239           29  724.1%           588          120  390.0%
                                        ---------    ---------             ---------    ---------
Total other income                          1,168          887   31.7%         4,747        5,306  -10.5%

Total income                                9,716        7,910   22.8%        36,469       31,641   15.3%

Compensation expense                        3,094        2,471 	  25.2%        11,483        9,617   19.4%
Other operating expenses                    2,451        1,938   26.5%         8,452        7,253   16.5%
Merger expenses                                 -            -    NA             356            -    NA
FHLB advance prepayment fees                    -            -    NA              26          863  -97.0%
                                        ---------    ---------             ---------    ---------
Total other expense                         5,545        4,409   25.8%        20,317       17,733   14.6%
Net income before tax                       4,171        3,501   19.1%        16,152       13,908   16.1%
Income tax expense                          1,347          999   34.8%         5,367        4,309   24.6%
                                        ---------    ---------             ---------    ---------

Net earnings                           $    2,824   $    2,502   12.9%    $   10,785   $    9,599   12.4%
                                        =========    =========             =========    =========

EARNINGS PER SHARE INFORMATION
------------------------------

Earnings per share, basic              $     0.30   $     0.30                  1.20         1.17
Earnings per share, diluted                  0.29         0.29                  1.16         1.13
Weighted average number of
 shares outstanding:
   Basic                                9,560,593    8,236,650             8,952,493    8,184,455
   Diluted                              9,869,402    8,561,834             9,276,232    8,461,503

PERFORMANCE MEASURES
--------------------

Return on equity                            11.90%       15.77%                13.22%       15.81%
Return on tangible equity                   16.40%       15.77%                16.24%       15.81%
Return on average assets                     1.04%        1.14%	                 1.09%        1.13%
Efficiency ratio                            56.20%       53.70%	                54.70%       53.87%
Net interest margin                          3.41%        3.45%                 3.44%        3.35%


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

Cascade Financial - 2004 Profits
January 25, 2005
Page Five


BALANCE SHEET                            December 31, 2004     September 30, 2004     December 31, 2003     Annual
-------------                               (Unaudited)           (Unaudited)           (Unaudited)         Change
Cash and due from banks                     $   11,692            $   15,537            $   13,011          -10.1%
Interest bearing deposits                        1,337                 1,663                 1,060           26.1%
Securities held to maturity                     91,339                95,340                86,719            5.3%
Securities available for sale                  124,276               129,996               189,747          -34.5%
                                             ---------             ---------             ---------
Total securities                               215,615               225,336               276,466          -22.0%
Loans
   Business                                    292,117               271,988               204,446           42.9%
   Real estate construction                    107,431               109,901                62,742           71.2%
   Commercial real estate                      178,704               170,450                83,856          113.1%
   Multi-family                                 92,372                92,387                87,212            5.9%
   Home equity/consumer                         30,125                32,239                33,163           -9.2%
   Residential                                 105,975               107,769               105,565            0.4%
                                             ---------             ---------             ---------
   Total Loans                                 806,724               784,734               576,984           39.8%
   Deferred loan fees                           (2,695)               (2,870)               (2,179)          23.7%
   Loan loss reserve                            (9,563)               (9,435)               (7,711)          24.0%
                                             ---------             ---------             ---------
Loans, net                                     794,466               772,429               567,094           40.1%
Premises and equipment, net                     12,824                12,923                 8,587           49.3%
Real estate owned                                  868                   891                   474           83.1%
Bank owned life insurance                       16,650                11,506                11,162           49.2%
Other assets                                     9,251                 8,439                 7,366           25.6%
Goodwill and intangibles                        26,252                25,892                     -            NA
                                             ---------             ---------             ---------
Total assets                                $1,088,955            $1,074,616            $  885,220           23.0%
                                             =========             =========             =========
Deposits
   Checking accounts                           112,564               113,173                62,927           78.9%
   Money market and savings accounts           172,584               173,963               132,986           29.8%
   Certificates of deposit                     436,760               423,277               368,401           18.6%
                                             ---------             ---------             ---------
Total deposits                                 721,908               710,413               564,314           27.9%
FHLB advances                                  228,000               230,000               200,000           14.0%
Securities sold under repurchase agreement      20,902                20,886                39,911          -47.6%
Jr. Subordinated Deb. (TPS)                     15,454                10,341                10,212           51.3%
Other liabilities                                6,441                 7,951                 6,826           -5.6%
                                             ---------             ---------             ---------
Total liabilities                              992,705               979,591               821,263           20.9%

Stockholders' equity
   Common stock & paid in capital               37,422                37,136                12,003          211.8%
   Retained earnings                            59,975                58,817                52,109           15.1%
   Accumulated comprehensive gain/loss          (1,147)                 (928)                 (155)         640.0%
                                             ---------             ---------             ---------
Total stockholders' equity                      96,250                95,025                63,957           50.5%

Total liabilities and equity                 $1,088,955            $1,074,616            $  885,220          23.0%
                                              =========             =========             =========


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Cascade Financial - 2004 Profits
January 25, 2005
Page Six


ADDITIONAL INFORMATION                  December 31, 2004     September 30, 2004     December 31, 2003
----------------------                      (Unaudited)           (Unaudited)           (Unaudited)
Book value per common share                 $    10.07            $     9.94            $     7.76
Common stock outstanding                     9,559,822             9,565,502             8,241,288
Capital/asset ratio
 (Tier 1, inc. Jr. Subordinated Deb.)            10.26%                 9.80%                 8.37%
Average assets                              $1,083,470            $1,044,062            $  876,262
Average earning assets                       1,020,513               983,528               850,520
Average equity                                  94,806                91,668                63,627
Average tangible equity                         68,896                65,757                63,627
Cash dividend per share                     $     0.08            $     0.07            $     0.07

Total equity                                $   96,250            $   95,025            $   63,957
Less goodwill and intangibles                   26,252                25,892                     -
Tangible equity                             $   69,998            $   69,133            $   63,957

Tangible book value per share               $     7.32            $     7.23            $     7.76
Tangible capital/asset ratio
 (ex. Jr. Subordinated Deb.)                      6.59%                 6.59%                 7.22%

                                         December 31, 2004     September 30, 2004     December 31, 2003
                                             (Unaudited)           (Unaudited)           (Unaudited)
ASSET QUALITY
-------------
Non-performing loans                        $      532            $    1,151            $    1,921
Non-performing loans/total loans                  0.07%                 0.15%                 0.33%
Net loan charge-offs (ytd)                  $      218            $      196            $      436
Net loan charge-offs/total loans (ytd)            0.03%                 0.02%                 0.08%
Allowance for loan losses                   $    9,563            $    9,435            $    7,711
Allowance for loan losses/NPLs                    1798%                  820%                  401%
Allowance for loan losses/total loans             1.19%                 1.20%                 1.34%
Real estate owned                           $      868            $      891            $      474
Non-performing assets/total assets                0.13%                 0.19%                 0.27%


                                    -0-


Note:  Transmitted on Business Wire on January 25, 2005 at 1:00 p.m. PST.